INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors and Stockholders of Clubhouse Videos, Inc.

We have audited the accompanying balance sheets of Clubhouse Videos, Inc. (a development stage company) as of December 31, 2003 and 2002, and the related statements of operations, deficit in stockholders' equity and cash flows for the years then ended and for the period from, September 26, 2001(inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clubhouse Videos, Inc. as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended and from September 26, 2001 (inception), to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has incurred net losses since its inception and has experienced severe liquidity problems. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Tampa, Florida
March 23, 2004, except for Note 7 dated April 4, 2004 and April 26, 2004; and
Note 8 dated April 9, 2004.



                                      CLUBHOUSE VIDEOS, INC.
                                   (A Development Stage Company)
                                          Balance Sheets



                                              ASSETS


                                                                               December 31,
                                                                       --------------------------
                                                                           2003          2002
                                                                       -----------    -----------
CURRENT ASSETS:

Cash                                                                   $     1,572    $     6,473
Accounts receivable  trade                                                    --            6,512
Inventory (see note 7)                                                     130,446          6,586
                                                                       -----------    -----------

                               Total current assets                    $   132,018    $    19,571
                                                                       ===========    ===========

                         LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:

Accounts payable                                                       $   768,375    $      --
Advance from third party (see note 8)                                      125,000           --
Loans from affiliated companies                                             23,909           --
Loan from related party                                                     48,286          5,000
Membership Units (see note 6)                                                 --        2,016,800
                                                                       -----------    -----------

                               Total current liabilities                   965,570      2,021,800


COMMITMENTS AND CONTINGENCIES (see note 8)

DEFICIT IN STOCKHOLDERS' EQUITY

Convertible preferred stock A, $.0001 par value,
      authorized 10,000,000 shares; issued and
      outstanding 115,000 shares at December 31, 2003;                          12           --
Common stock, $.0001 par value, authorized
      200,000,000 shares; issued and outstanding
      41,385,100 at December 31, 2003;                                       4,139           --
Additional paid-in capital                                               2,827,084           --
Deficit accumulated during the development stage                        (3,664,787)    (2,002,229)
                                                                       -----------    -----------

                               Total deficit in stockholders' equity      (833,552)    (2,002,229)
                                                                       -----------    -----------

                                                                       $   132,018    $    19,571
                                                                       ===========    ===========


See Notes to Financial Statements.

                                                F-2



                                          CLUBHOUSE VIDEOS, INC.
                                       (A Development Stage Company)
                                         STATEMENTS OF OPERATIONS



                                                                                          From inception
                                                                                        September 26, 2001
                                                                For Year December 31,     to December 31,
                                                                 2003           2002           2003
                                                              -----------    -----------    -----------

REVENUES:
          Sales                                               $     8,017    $    31,207    $    46,334

COST OF GOODS SOLD                                                  4,670          7,802         12,472
                                                              -----------    -----------    -----------

GROSS PROFIT                                                        3,347         23,405         33,862



COSTS AND EXPENSES:
          Rights to videos, CDs and DVDs from related party       421,013        542,363        989,982
          Consulting fees                                         797,755         34,580        838,800
          Legal fees                                              160,125           --          160,125
          Marketing expense                                        95,335         79,336        201,315
          Royalties                                                 1,681          7,731          9,619
          General and administrative expense                      111,996      1,273,645      1,420,808
                                                              -----------    -----------    -----------

             Total costs and expenses                           1,587,905     1,937,655       3,620,649
                                                              -----------    -----------    -----------

Net loss before inventory valuation adjustment                 (1,584,558)    (1,914,250)    (3,586,787)

Inventory valuation adjustment (see note 7)                       (78,000)          --          (78,000)
                                                              -----------    -----------    -----------
Net loss                                                      $(1,662,558)   $(1,914,250)   $(3,664,787)
                                                              ===========    ===========    ===========

Net loss per share (see note 4)                               $   (0.0419)   $   (0.2206)   $   (0.1718)
                                                              ===========    ===========    ===========


See Notes to Financial Statements

                                                  F-3


                                   CLUBHOUSE VIDEOS, INC.
                                (A Development Stage Company)
                        STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY



                                              Membership Units           Preferred Stock
                                          ---------------------    -------------------------
                                          Units        Amount         Shares        Amount
                                          ------    -----------    -----------   -----------
Sale of membership units for cash          10.46    $   104,600           --     $      --
Current period loss                         --             --             --            --
                                          ------    -----------    -----------   -----------
Balance at December 31, 2001               10.46        104,600           --            --

Sale of membership units for cash          91.22        912,200           --            --
Membership units issued for expenses to
     related party                        100.00      1,000,000           --            --
Current period loss                         --             --             --            --
                                          ------    -----------    -----------   -----------

Balance at December 31, 2002              201.68      2,016,800           --            --

Sale of membership units for cash          37.24        372,360           --            --
Membership units issued for expenses to
     related party                          8.00         80,000           --            --
Membership units issued for expenses       23.80        238,075           --            --
Membership units converted to
     Common Stock (see note 7)           (270.72)    (2,707,235)          --            --
Sale of preferred stock                     --             --          115,000            12
Sale of common stock for cash               --             --             --            --
Current period loss                         --             --             --            --
                                          ------    -----------    -----------   -----------
Balance at December 31, 2003                --      $      --          115,000   $        12
                                          ======    ===========    ===========   ===========

                                            F-4




                                             CLUBHOUSE VIDEOS, INC.
                                          (A Development Stage Company)
                                  STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY
                                                  (Continued)


                                                Common Stock          Additional
                                          -------------------------     paid-in     Accumulated
                                             Shares        Amount       Capital       deficit         Total
                                          -----------   -----------   -----------   -----------    -----------
Sale of membership units for cash                --     $      --     $      --     $      --      $   104,600
Current period loss                              --            --            --         (87,979)       (87,979)
                                          -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2001                     --            --            --         (87,979)        16,621

Sale of membership units for cash                --            --            --            --          912,200
Membership units issued for expenses to
     related party                               --            --            --            --        1,000,000
Current period loss                              --            --            --      (1,914,250)    (1,914,250)
                                          -----------   -----------   -----------   -----------    -----------

Balance at December 31, 2002                     --            --            --      (2,002,229)        14,571

Sale of membership units for cash                --            --            --            --          372,360
Membership units issued for expenses to
     related party                               --            --            --            --           80,000
Membership units issued for expenses             --            --            --            --          238,075
Membership units converted to
     Common Stock (see note 7)             41,247,974         4,125     2,703,110          --             --
Sale of preferred stock                          --            --         114,988          --          115,000
Sale of common stock for cash                 137,126            14         8,986          --            9,000
Current period loss                              --            --            --      (1,662,558)    (1,662,558)
                                          -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2003               41,385,100   $     4,139   $ 2,827,084   $(3,664,787)   $  (833,552)
                                          ===========   ===========   ===========   ===========    ===========


See Notes to Financial Statements.

                                                   F-4(Con't)



                                               CLUBHOUSE VIDEOS, INC.
                                            (A Development Stage Company)
                                              STATEMENTS OF CASH FLOWS



                                                                                                   From inception
                                                                                                 September 26, 2001
                                                                         For Year December 31,     to December 31,
                                                                       --------------------------    -----------
                                                                          2003           2002           2003
                                                                       -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                      $(1,662,558)   $(1,914,250)   $(3,664,787)
         Adjustments to reconcile net loss to net cash used
             by operating activities:
                 Decrease (increase) in accounts receivables - trade         6,512         (6,512)          --
                 (Increase) in inventory                                  (123,860)        (6,586)      (130,446)
                 Increase in accounts payable                              768,315           --          768,315
                 Membership units issued for expenses to
                        related party                                       80,000      1,000,000      1,080,000
                 Membership units issued for expenses                      238,075           --          238,075
                                                                       -----------    -----------    -----------
                        Net cash (used) by operations                     (693,456)      (927,348)    (1,708,783)


CASH FLOWS FROM FINANCING ACTIVITIES
         Sales of membership units                                         372,360        912,200      1,389,160
         Sales of preferred stock                                          115,000           --          115,000
         Sales of common stock                                               9,000           --            9,000
         Advance from third party                                          125,000           --          125,000
         Proceeds from loan from affiliated companies                       23,909           --           23,909
         Proceeds from loan from related party                              48,286          5,000         53,286
         Repayment of loan from related party                               (5,000)          --           (5,000)
                                                                       -----------    -----------    -----------
                        Net cash provided by financing activities          688,555        917,200      1,710,355
                                                                       -----------    -----------    -----------

         Net (decrease) increase in cash                                    (4,901)       (10,148)         1,572

         Cash at beginning of period                                         6,473         16,621           --

         Cash at end of period                                         $     1,572    $     6,473    $     1,572
                                                                       ===========    ===========    ===========


                             NON - CASH FINANCING ACTIVITIES
                             -------------------------------

Membership units converted to Common stock (see note 7)                $ 2,707,235    $      --      $ 2,707,235
                                                                       ===========    ===========    ===========


See Notes to Financial Statements.

                                                      F-5


                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


Note 1 -- SPINOFF AND BASIS OF PRESENTATION

In January 2003, the Board of Directors of Raven Moon Entertainment, Inc. (Raven
Moon) announced that it planned to spin off the business conducted through Raven Moon Home Video Products, LLC to Raven Moon shareholders (the "Spinoff"). This Spinoff occurred on April 25, 2003 and was accomplished by forming Clubhouse Videos, Inc. (the "Company"), transferring the stock of Raven Moon Home Video Products, LLC to Clubhouse Videos, Inc. and then distributing all of the shares of common stock of Clubhouse Videos, Inc. to individuals with investment units in Raven Moon Home Video Products, LLC and to Raven Moon shareholders. Raven Moon Home Video Products, LLC was subsequently liquidated. Individuals with investment units received 152,362 shares of common stock of Clubhouse Videos, Inc. for each unit. Raven Moon shareholders of record as of March 7, 2003 received one share of Clubhouse Videos, Inc. common stock for every one hundred shares of Raven Moon Common Stock.

The accompanying audited financial statements of Clubhouse Videos, Inc. include substantially all of the assets, liabilities, revenues, and expenses of the business conducted through Raven Moon's subsidiary, Raven Moon Home Video Products, LLC. The financial statements have been prepared on the historical cost basis, and present the Company's financial position, results of operations and cash flows as derived from Raven Moon's historical financial statements. This information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position of Clubhouse Videos, Inc. as of December 31, 2003 and 2002, and the results of operations and cash flows for the years ended December 31, 2003 and 2002 and the period from inception, September 26, 2001, through December 31, 2003. The adjustments have been of a normal recurring nature.

NOTE 2 -- DESCRIPTION OF THE COMPANY

Clubhouse Videos, Inc is primarily engaged in the manufacture, marketing, selling and distributing Family Values and Christian-oriented video entertainment products. The market for these products is expected to be worldwide, although the company will devote most of its efforts within the continental United States. Since its inception, the Company has generated limited revenues from operations and is subject to all the risks, expenses, delays and difficulties encountered in the development stage. As a result, there can be no assurance as to when, or if the Company will achieve future profitable operations.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION - Revenue from distribution of video entertainment products is recognized upon receipt of payment or delivery of product, which does not vary significantly from the time the products are shipped.

ACCOUNTS RECEIVABLE - The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectable, they will be charged to operations when that determination is made.

INVENTORY - Inventory consists of various video entertainment products recorded on CDs and plush toys. Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

RIGHT TO VIDEOS, CDs and DVDs - The Company has an exclusive and limited license to manufacture, market and sell fourteen "Gina D's Kids Club" videos, CDs and DVDs produced by Raven Moon Entertainment, Inc, a related party and the former parent of the company. This license was purchased in 2003 and paid for in cash. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to expense all costs associated with the Rights to videos, CDs and DVDs. (See Note 7.)

STOCK BASED COMPENSATION - The Company accounts for stock options issued to employees under Statement of Financial Accounting Standards 123, wherein such options are valued based upon the Black-Scholes option-pricing model.

MANAGEMENT ESTIMATES - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

INCOME TAXES - The Company has incurred approximately $3,664,787 net operating losses which may be carried forward and used to reduce taxable income in future years. Deferred tax assets created by the net operating losses are offset by an equal valuation allowance.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specified and for hedging relationships designated after June 30, 2003. The Company does not anticipate that the adoption of this statement will have any material impact on the balance sheet or statement of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise it will become effective at the beginning of the first interim period beginning after June 15, 2003. The Company anticipates that the adoption of this statement will not have any material impact on the balance sheet or statement of operations.

In December 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities--Amended". FIN 46 requires us to consolidate a variable interest entity if we are subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not currently have any variable interest entities and, accordingly, the adoption of FIN 46 did not have a significant impact on the Company's financial position or results of operations.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


In November 2003, during discussions on EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," the EITF reached a consensus which requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS 115 and SFAS 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The consensus on quantitative and qualitative disclosures is effective for fiscal years ending after December 15, 2003 and comparative information for earlier periods presented is not required. The Company currently does not have any impaired investments and thus the adoption of this consensus did not have a material impact on the financial statements.

Note 4 -- NET LOSS PER SHARE
Net (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Membership units were converted into common stock on April 25, 2003 at a conversion rate of one unit is equivalent to 152,362 shares of stock. Potentially dilutive securities consist of contingently issued shares, the common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The following table reconciles the denominator for the net (loss) per share computation:

   Period                            Average                    Weighted average
                                 Membership units                     Shares
December 2002                         56.94                          8,676,213
December 2003                        260.25                         39,651,701
From Inception                       139.98                         21,327,105

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


Note 5 -- BUSINESS AND OPERATIONS

The Company is currently working to establish the following lines of business:

                    Home Video and Television Sales
                    Internet Retail Sales
                    Music CD Sales
                    Plush Toy Sales


These financial statements are prepared on a going concern basis that assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, it does not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize assets and liquidate its liabilities, contingent obligations and commitments in other than the normal course of business and the amounts which may be different from those shown in these financial statements. The ability to continue as a going concern is dependent on its ability to:

                    Obtain additional debt and equity financing. Generate profitable operations in the future.

The Company has initiated several actions to generate working capital and improve operating performances, including equity and debt financing, cost reduction measures and completion of a private placement offering. Through December 31, 2003 the Company raised $115,000 to fund current operations. (See
Note 9.) There can be no assurance that the company will be able to successfully implement its plan, or if successfully implemented, the Company will achieve its goals. Furthermore, if the Company is unable to raise additional funds it may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultants, modify its growth and operating plans, and even be forced to terminate operations completely.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


Note 6 -- MEMBERSHIP UNITS

The Membership Units at December 31, 2002 were advances from Class B members of Raven Moon Home Video Entertainment, LLC. The members were entitled to receive all distributions from gross profits of the LLC until the members received an amount equal to their initial investment. In addition, the holders of the membership units were entitled to annual receive 15% of all gross profits of the LLC derived from the sale of products. The membership units had no voting rights. The Membership Units have been disclosed as a liability because all advances must be repaid prior to any distributions to the Raven Moon Entertainment, Inc. During March 2003, all Membership Units were converted to shares of the Company's common stock. (See Note 1 and 4.)


Note 7 -- RELATED PARTY TRANSACTIONS

Subsequent to the spin-off on April 25, 2003 a control relationship existed with the following individuals and entities:

         Joseph and Bernadette DiFrancesco, the owners of WEE-OOO, Ltd Gina Mouery, Joseph and Bernadette DiFrancesco's daughter David Mouery, Gina Mouery's husband, President and CEO of the Company, and the company they own, Beyond the Kingdom
         Raven Moon Entertainment, Inc., Joseph and Bernadette DiFrancesco are officers and directors

These individuals and entities combined owned 28,580,080 shares of common stock subsequent to the spin-off on April 25, 2003, which represents 69% of the outstanding stock.

As of December 31, 2002 Raven Moon Entertainment, Inc. owned 15 membership units of the Company, these units were purchased for $150,000. At April 25, 2003 Raven Moon Entertainment purchased an additional 21.8 membership units of the Company, these units were purchased for approximately $218,000. On April 25, 2003 these units were converted into 5,606,9222 shares of common stock.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


On November 29, 2002, the Company entered into an agreement whereby the company granted to Joseph and Bernadette DiFrancesco (principal stockholders of Raven Moon Entertainment, Inc.) a nonrefundable grant of 100 membership units valued at $1,000,000 in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina Ds Kids Club Show" which have been created by Joseph and Bernadette DiFrancesco. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge option rights to intellectual properties $1,000,000 during 2002. On April 25, 2003 the units were converted into 15,236,200 shares of common stock.

Raven Moon Entertainment, Inc. retired its debt of $2,334,235 to the Membership Units of Raven Moon Home Video Products, LLC and its debt to the Company of $798,301 in exchange for an exclusive and limited license to manufacture, market and sell nine videos, CDs and DVDs produced by Raven Moon Entertainment, Inc, a related party and the former parent of the company, in connection with "Gina D's Kids Club" Video, CD and DVD products. This conversion is disclosed on the statement of stockholders' equity as a conversion of Membership Units to Common Stock and as a non cash financing activity in the statements of cash flow.

         Balance per the financial statements                        $2,707,235
         Membership Units owned by Raven Moon Entertainment, Inc.       368,000
                                                                     ----------

         Debt retired by Raven Moon Entertainment, Inc               $2,334,235
                                                                     ==========

The rights to future products purchased by the Company from Raven Moon Entertainment, Inc. will approximate $300,000 per episode of Gina D's Kids Club and $100,000 per new music CD plus 10% of the gross sales of the products.

The company purchased its inventory from JB Toys, Inc, a wholly owned subsidiary of Raven Moon Entertainment, Inc. (the Company's former Parent) for $204,527. The inventory consists of videos, CDs, DVDs, and primarily plush toys, was purchased by the JB Toys, LLC for approximately $130,000. The inventory includes approximately 40,000 plush toys and they have a cost of approximately $5.00 per unit and a sales price of $19.95 per unit plus shipping. Since this transaction was with a subsidiary of Raven Moon Entertainment, Inc. and the Company is a spin-off of Raven Moon Entertainment, Inc., the Company believes it is appropriate to revalue their inventory to the costs of goods sold paid by JB Toys, LLC. Therefore, the Company has recorded an inventory valuation adjustment for $78,000 as a non operating expense in 2003.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


On April 20, 2003, the Company entered into an Executive Administration, Sales and Marketing Consulting Agreement with Joseph DiFrancesco for a three year term with two one year options. This agreement was amended on April 4, 2004. In years one, two and three a draw of $750,000 in cash or registered stock at a 50% discount of the 10 day average bid price against a 15% commission for any sales generated by Joseph DiFrancesco. On April 26, 2004, this agreement was terminated. To compensate Joseph DiFrancesco for the services he performed, the Company agreed to issue $750,000 of common stock. This compensation has been included in accounts payable at December 31, 2003 and in consulting fee expense for the year ended December 31, 2003.

On May 1, 2003, the Company entered into a talent agreement with Gina Mouery (daughter of Bernadette and Joseph DiFrancesco and married to David Mouery, President and CEO of the Company) for a five-year period with an option for an additional five years. For personal appearances to promote products, Gina Mouery will receive either a monthly advance of $20,000 in cash or $20,000 of registered stock per month at 50% of the 10 day average closing bid price of 60 months against a 5% commission on gross revenue received by the Company for these products. In addition, she will be reimbursed for any prior out of pocket expenses incurred by her in promoting these products. On April 26, 2004, the talent agreement with Gina Mouery was terminated by mutual agreement with no compensation being paid or due.

Note 8 -- COMMITMENTS AND CONTINGENCIES

On March 3, 2003 the Company executed a contract with a Media Company that includes an advance payment of $250,000. Two payments of $125,000 each are to be made. The first payment of $125,000 was received and is recorded as a liability and the second payment of $125,000 when the company orders approximately 1,000,000 pieces of product. The product to be ordered will consist primarily of Plush Toys. The repayment of the advance will be added to the cost of products the Company orders at the rate of $.20 per item, plus the regular cost of the product.

On June 6, 2003 the Company entered into a Sales and Marketing Consulting Agreement with Greg Chapin for a one-year term with two one year options. This agreement was amended on April 9, 2004. Greg Chapin will initiate contact with nonprofit organizations, studios, television and entertainment executives for the Company that could potentially increase sales of the Companies products and merchandise. In year one, a draw of $1,500 in cash or registered stock and $250,000 of registered stock at a 50% discount of the 10 day average bid price against a 15% commission for any sales or marketing services generated by the individual.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


Note 9 -- PRIVATE PLACEMENT OFFERING

The Company has plans to raise a minimum of $400,000 and a maximum of $1,000,000 in a private placement offering. The Company is offering Convertible Preferred Stock A and a Convertible Stock B units for $10,000. Investors in the first $400,000 will be issued Convertible Stock A and investors in the remaining $600,000 will be issued Convertible Preferred Stock B. The conversion premium for Convertible Preferred Stock A is 125% and for Convertible Stock B is 115%. Conversion is based upon the amount invested divided by the average close price for the first 29 days of trading, then adjusted by the conversion premium. Conversion is mandatory and will occur automatically on the thirtieth day of trading. These shares are restrictive until the registered filing by the Company with the SEC. All preferred shareholders have rights to be included in the first registration that the Company files with the SEC.

For the period ended December 31, 2003 the Company has raised $115,000 through the sale of Convertible Preferred stock A.

Note 10 --  STOCK OPTION PLAN

The Company established a stock option plan for its executives, consultants, key employees, directors and its affiliates. (The "2003 Stock Option Plan".) The 2003 Stock Option Plan allows for incentive stock options to be granted to future participants at a price not less than 100% of the market value per share on the date of the grant. No options have been granted to employees under this plan.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002



Note 11 -- SUBSEQUENT EVENTS

The Company received additional loans from Raven Moon Entertainment, Inc., a related party, that totaled $48,633 and paid back $6,700 through March 23, 2004. As of March 23, 2004, the Company owed Raven Moon Entertainment, Inc. approximately $90,000.

The Company raised an additional $40,000 through the sale of Convertible Preferred stock A (See Note 9.) through March 23, 2004.

The Company paid $22,000 of loans from affiliated companies through March 23, 2004.